                        Filed Pursuant to Rule 424(b)(3)
                               File No. 333-113734

                                 [LOGO OMITTED]

                  SUPPLEMENT NUMBER TWO DATED DECEMBER 21, 2004

                      (To Prospectus Dated August 12, 2004)

                           MARC PHARMACEUTICALS, INC.

                                20,000,000 UNITS

This supplement number two to our prospectus dated December 21, 2004 has been prepared to extend the termination date of the offering of units from December
31, 2004 to February 15, 2005. This supplement should be read in conjunction with, and may not be delivered or utilized without our prospectus and supplement number one to our prospectus, and particularly the risk factors described in the prospectus, in order to have a full understanding of our company.

The last paragraph of the section entitled "The Offering and Description of
Securities" is hereby replaced in its entirety with the following paragraph:

We are offering our units on a "best efforts" basis with no required minimum amount to be raised. Even if not all, or very few, of the 20,000,000 units are sold we will not refund any payments for the units. The offering of the units will terminate on February 15, 2005 if not earlier terminated by us. The offering may be extended at the determination of the placement agent and the company for up to an additional 4 and one half months.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of the prospectus supplement number one to our prospectus or this supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is December 21, 2004.